Exhibit 99

HMN Financial, Inc. Announces First Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--April 21, 2011--HMN Financial, Inc. (NASDAQ:HMNF):

First Quarter Highlights

  Net income of $0.4 million, an improvement of $2.2 million, compared to net loss of $1.8 million in the first quarter of 2010
  Diluted loss per common share of $0.01 compared to diluted loss per common share of $0.61 in the first quarter of 2010
  Provision for loan losses of $1.9 million, down $4.6 million from first quarter of 2010
  Non-performing assets of $70.6 million, down $13.9 million from fourth quarter of 2010
  Net interest margin of 3.62%, up 31 basis points from first quarter of 2010
EARNINGS (LOSS) SUMMARY (unaudited)	Three Months Ended
	March 31,
(dollars in thousands, except per share amounts)	2011	2010
Net income (loss)	$417	(1,847)
Net loss available to common stockholders	(32)	(2,287)
Diluted loss per common share	(0.01)	(0.61)
Return (loss) on average assets	0.19%	(0.73)%
Return (loss) on average common equity	2.41%	(7.50)%
Book value per common share	$10.31	17.10

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $879 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.4 million for the first quarter of 2011, an improvement of $2.2 million compared to a net loss of $1.8 million for the first quarter of 2010. Net loss available to common shareholders was $32,000 for the first quarter of 2011, an improvement of $2.3 million, or 98.6%, from the net loss available to common shareholders of $2.3 million for the first quarter of 2010. Diluted loss per common share for the first quarter of 2011 was $0.01, an improvement of $0.60 from the diluted loss per common share of $0.61 for the first quarter of 2010. The improvement in net income was due primarily to a $4.6 million decrease in the provision for loan losses between the periods that was partially offset by a $1.2 million increase in income taxes and a $0.8 million increase in the losses recognized on the sale of real estate owned between the periods.

President’s Statement
"We are pleased to report improved first quarter financial results and a reduction in the non-performing assets in our portfolio” said Home Federal Savings Bank President, Bradley Krehbiel. “We will continue to focus our efforts on reducing non-performing assets, reducing loan concentrations, increasing our core deposit relationships and reducing expenses. We believe that, over time, our focus on these areas will be effective in generating improved financial results. In the meantime, Home Federal Savings Bank continues to have adequate available liquidity and its capital position remains above the levels required for it to be considered a well capitalized financial institution by current regulatory standards.”

First Quarter Results

Net Interest Income
Net interest income was $7.4 million for the first quarter of 2011, a decrease of $0.6 million, or 6.5%, compared to $8.0 million for the first quarter of 2010. Interest income was $10.7 million for the first quarter of 2011, a decrease of $2.2 million, or 17.0%, from $12.9 million for the first quarter of 2010. Interest income decreased between the periods primarily because of a $143 million decrease in average interest-earning assets between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, reducing loan concentrations, managing interest rate risk and improving capital ratios. The average yield earned on interest-earning assets was 5.21% for the first quarter of 2011, a decrease of 15 basis points from the 5.36% average yield for the first quarter of 2010.

Interest expense was $3.3 million for the first quarter of 2011, a decrease of $1.6 million, or 33.9%, compared to $4.9 million for the first quarter of 2010. Interest expense decreased primarily because of a $124 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first quarter of 2011. The average interest rate paid on interest-bearing liabilities was 1.66% for the first quarter of 2011, a decrease of 51 basis points from the 2.17% average interest rate paid in the first quarter of 2010. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2011 was 3.62%, an increase of 31 basis points, compared to 3.31% for the first quarter of 2010.

Provision for Loan Losses
The provision for loan losses was $1.9 million for the first quarter of 2011, a decrease of $4.6 million, or 70.2%, compared to $6.5 million for the first quarter of 2010. The provision for loan losses decreased in the first quarter of 2011 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required specific allowances in the current period and there were fewer commercial loan risk rating downgrades when compared to the first quarter of 2010. Total non-performing assets were $70.6 million at March 31, 2011, a decrease of $13.9 million, or 16.5%, from $84.5 million at December 31, 2010. Non-performing loans decreased $19.0 million and foreclosed and repossessed assets increased $5.1 million during the first quarter of 2011. The non-performing loan and foreclosed and repossessed asset activity for the first quarter of 2011 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
January 1, 2011	$68,074	January 1, 2011	$16,395
Classified as non-performing	2,445	Transferred from non-performing loans	6,231
Charge offs	(10,339)	Other foreclosures/repossessions	0
Principal payments received	(939)	Real estate sold	(1,054)
Classified as accruing	(3,928)	Net gain on sale of assets	81
Transferred to real estate owned	(6,231)	Write downs	(170)
March 31, 2011	$49,082	March 31, 2011	$21,483

Of the $10.3 million in charge offs recorded during the first quarter of 2011, $9.3 million related to the charge offs on four lending relationships where the collateral was moved to real estate owned or repossessed assets during the first quarter of 2011 and the previously established specific reserves were charged off.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2011 and 2010 is summarized as follows:

(Dollars in thousands)	2011	2010
Balance at January 1,	$42,828	$23,811
Provision	1,946	6,533
Charge offs:
One-to-four family	(403)	(51)
Consumer	(52)	(306)
Commercial business	(2,308)	(61)
Commercial real estate	(7,576)	(660)
Recoveries	518	18
Balance at March 31,	$34,953	$29,284

General allowance	$16,105	$12,058
Specific allowance	18,848	17,226
	$34,953	$29,284

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2011	2010
Non-Accruing Loans:
One-to-four family real estate	$3,399	$4,844
Commercial real estate	21,609	36,737
Consumer	245	224
Commercial business	23,829	26,269
Total	49,082	68,074

Foreclosed and Repossessed Assets:
One-to-four family real estate	1,640	972
Consumer	14	14
Commercial real estate	19,829	15,409
Total non-performing assets	$70,565	$84,469
Total as a percentage of total assets	8.03%	9.59%
Total non-performing loans	$49,082	$68,074
Total as a percentage of total loans receivable, net	7.74%	10.25%
Allowance for loan loss to non-performing loans	71.21%	62.91%

Delinquency Data:
Delinquencies (1)
30+ days	$4,940	$4,021
90+ days	178	754
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	0.76%	0.59%
90+ days	0.03%	0.11%

(1) Excludes non-accrual loans.

The following table summarizes the number of lending relationships and industry of commercial business loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters.

(Dollars in thousands) Industry Type	#	Principal Amount of Loans March 31, 2011	#	Principal Amount of Loans December 31, 2010
Construction/development	5	$6,205	6	$9,148
Finance	1	244	1	248
Retail	3	3,129	1	2,504
Banking	2	8,223	2	8,223
Entertainment	1	309	1	315
Utilities	1	4,598	1	4,614
Restaurant	3	1,121	4	1,217
	16	$23,829	16	$26,269

The Company had specific reserves established against the above commercial business loans of $9.3 million and $10.7 million, respectively, at March 31, 2011 and December 31, 2010.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at March 31, 2011	# of relationships	Principal Amount of Loans at December 31, 2010
Residential developments	4	$10,732	9	$23,661
Single family homes	2	296	3	2,673
Alternative fuel plants	1	4,994	1	4,994
Shopping centers/retail	2	1,036	3	1,099
Restaurants/bar	1	614	1	635
Office buildings	2	3,937	1	3,675
	12	$21,609	18	$36,737

The Company had specific reserves established against the above commercial real estate loans of $6.9 million and $13.3 million, respectively, at March 31, 2011 and December 31, 2010. The decrease in the non-performing commercial real estate loans is due primarily to the $10.3 million in charge offs and $6.2 million in loans that were foreclosed on during the quarter and moved to other real estate owned.

Non-Interest Income and Expense
Non-interest income was $1.8 million for the first quarter of 2011, an increase of $0.2 million, or 13.5%, from $1.6 million for the first quarter of 2010. Gain on sales of loans increased $181,000 between the periods due to an increase in the gains recognized on the sale of commercial government guaranteed loans that was partially offset by a decrease in the gain recognized on the sale of single family loans due to a decrease in single family loan originations between the periods.

Fees and service charges increased $82,000 between the periods primarily because of an increase in late fees and overdraft charges. Other non-interest income decreased $33,000 between the periods primarily because of decreased rental income on other real estate owned. Loan servicing fees decreased $18,000 between the periods primarily because of a decrease in the number of commercial loans that are being serviced for others.

Non-interest expense was $6.8 million for the first quarter of 2011, an increase of $0.8 million, or 12.9%, from $6.0 million for the first quarter of 2010. The loss on real estate owned increased $808,000 between the periods from a gain in the first quarter of 2010 to a loss in the first quarter of 2011. Compensation expense increased $111,000 primarily because of increased personnel in the commercial loan recovery area. Other non-interest expense increased $83,000 between the periods primarily because of increased legal expenses related to non-performing assets and regulatory compliance. Deposit insurance expense decreased $113,000 primarily because of the decrease in outstanding brokered deposits between the periods. Occupancy expense decreased $91,000 primarily because of a decrease in depreciation expense. Data processing expense decreased $23,000 primarily due to a decrease in debit card expenses as a result of changing vendors in the fourth quarter of 2010.

The effect of income taxes changed $1.2 million between the periods from a benefit of $1.1 million in the first quarter of 2010 to an expense of $76,000 in the first quarter of 2011. The Company has recorded a valuation reserve against the entire deferred tax asset balance at March 31, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, the only amount included as income tax expense for the first quarter of 2011 relates to the taxes on the change in the fair market value of the available for sale investment portfolio.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $32,000 for the first quarter of 2011, a decreased loss of $2.3 million from the $2.3 million net loss available to common shareholders in the first quarter of 2010. The net loss available to common shareholders decreased primarily because of the change in the net income/loss between the periods. The Company deferred the February 15, 2011 cash dividend payment on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payment will continue to be accrued for payment in the future and will be reported for the deferral period as a preferred dividend requirement that is deducted from income (loss) available to common shareholders for financial statement purposes.

Return on Assets and Equity
Return on average assets for the first quarter of 2011 was 0.19%, compared to (0.73%) for the first quarter of 2010. Return on average equity was 2.41% for the first quarter of 2011, compared to (7.50%) for the first quarter of 2010. Book value per common share at March 31, 2011 was $10.31, compared to $17.10 at March 31, 2010.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eleven full service offices in Minnesota located in Albert Lea, Austin, Eagan, Edina, La Crescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal Private Banking operates branches in Rochester, Minnesota. Home Federal Savings Bank also operates a loan origination office in Sartell, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding reducing non-performing assets, reducing loan concentrations, increasing core deposit relationships, reducing expenses, and generating improved financial results. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the Office of Thrift Supervision, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$39,976	20,981
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $28,284 and $32,036)	29,641	33,506
Other marketable securities
(amortized cost $128,652 and $118,631)	128,002	118,058
	157,643	151,564

Loans held for sale	1,624	2,728
Loans receivable, net	634,282	664,241
Accrued interest receivable	3,221	3,311
Real estate, net	21,469	16,382
Federal Home Loan Bank stock, at cost	6,410	6,743
Mortgage servicing rights, net	1,575	1,586
Premises and equipment, net	9,123	9,450
Prepaid expenses and other assets	3,433	3,632
Deferred tax asset, net	0	0
Total assets	$878,756	880,618

Liabilities and Stockholders’ Equity
Deposits	$688,078	683,230
Federal Home Loan Bank advances and Federal Reserve borrowings	115,000	122,500
Accrued interest payable	917	1,092
Customer escrows	1,422	818
Accrued expenses and other liabilities	3,698	3,431
Total liabilities	809,115	811,071
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued shares 26,000	24,390	24,264
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	53,662	56,420
Retained earnings, subject to certain restrictions	55,930	55,838
Accumulated other comprehensive income, net of tax	427	541
Unearned employee stock ownership plan shares	(3,336)	(3,384)
Treasury stock, at cost 4,740,263 and 4,818,263 shares	(61,523)	(64,223)
Total stockholders’ equity	69,641	69,547
Total liabilities and stockholders’ equity	$878,756	880,618

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2011	2010
Interest income:
Loans receivable	$9,903	11,759
Securities available for sale:
Mortgage-backed and related	324	535
Other marketable	417	572
Cash equivalents	1	1
Other	69	37
Total interest income	10,714	12,904

Interest expense:
Deposits	1,940	3,421
Federal Home Loan Bank advances and Federal Reserve borrowings	1,329	1,522
Total interest expense	3,269	4,943
Net interest income	7,445	7,961
Provision for loan losses	1,946	6,533
Net interest income after provision for loan losses	5,499	1,428

Non-interest income:
Fees and service charges	924	842
Loan servicing fees	250	268
Gain on sales of loans	495	314
Other	117	150
Total non-interest income	1,786	1,574

Non-interest expense:
Compensation and benefits	3,560	3,449
Loss (gain) on real estate owned	47	(761)
Occupancy	940	1,031
Deposit insurance	404	517
Data processing	253	276
Other	1,588	1,505
Total non-interest expense	6,792	6,017
Income (loss) before income tax expense (benefit)	493	(3,015)
Income tax expense (benefit)	76	(1,168)
Net income (loss)	417	(1,847)
Preferred stock dividends and discount	(449)	(440)
Net loss available to common shareholders	(32)	(2,287)
Basic loss per common share	$(0.01)	(0.61)
Diluted loss per common share	$(0.01)	(0.61)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
		Three Months Ended
SELECTED FINANCIAL DATA:		March 31,
(Dollars in thousands, except per share data)		2011	2010
I.	OPERATING DATA:
	Interest income	$10,714	12,904
	Interest expense	3,269	4,943
	Net interest income	7,445	7,961

II.	AVERAGE BALANCES:
	Assets (1)	873,155	1,029,745
	Loans receivable, net	650,667	788,981
	Securities available for sale (1)	149,928	159,759
	Interest-earning assets (1)	833,268	976,402
	Interest-bearing liabilities	799,497	923,614
	Equity (1)	70,275	99,925

III.	PERFORMANCE RATIOS: (1)
	Return (loss) on average assets (annualized)	0.19%	(0.73)%
	Interest rate spread information:
	Average during period	3.56	3.19
	End of period	3.48	3.20
	Net interest margin	3.62	3.31
	Ratio of operating expense to average
	total assets (annualized)	3.15	2.37
	Return (loss) on average equity (annualized)	2.41	(7.50)
	Efficiency	73.58	63.11
		March 31,	December 31,	March 31,
		2011	2010	2010
IV.	ASSET QUALITY:
	Total non-performing assets	$70,565	84,469	90,726
	Non-performing assets to total assets	8.03%	9.59%	8.82%
	Non-performing loans to total loans
	receivable, net	7.74	10.25	10.07
	Allowance for loan losses	$34,953	42,828	29,284
	Allowance for loan losses to total assets	3.98%	4.86%	2.85%
	Allowance for loan losses to total loans
	receivable, net	5.51	6.45	3.78
	Allowance for loan losses to
	non-performing loans	71.21	62.91	37.54

V.	BOOK VALUE PER COMMON SHARE:
	Book value per common share	$10.31	10.51	17.10
		Three Months Ended Mar 31, 2011	Year Ended Dec 31, 2010	Three Months Ended Mar 31, 2010
VI.	CAPITAL RATIOS:
	Stockholders’ equity to total assets,
	at end of period	7.92%	7.90%	9.50%
	Average stockholders’ equity to
	average assets (1)	8.05	9.40	9.70
	Ratio of average interest-earning assets to
	average interest-bearing liabilities (1)	104.22	105.67	105.72
	Tier 1 or core capital	7.70	7.60	7.88
	Risk-based capital	11.47	10.97	11.30
		March 31,	December 31,	March 31,
		2011	2010	2010
VII.	EMPLOYEE DATA:
	Number of full time equivalent employees	215	212	212

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, President, 507-252-7169